EXHIBIT 8.1

                              LIST OF SUBSIDIARIES


                                      -101-

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                              LIST OF SUBSIDIARIES



1.       Hilton Petroleum Inc. Incorporated in Nevada on June 15, 1993.

2. Stanford Oil & Gas Ltd. Incorporated April 14, 1983 in British Columbia and continued into Yukon Territory on August 10, 1998.

3.       STB Energy, Inc. Incorporated in Texas on August 29, 1995.

4.       A.I.  Solutions Ltd.  Incorporated  in British  Columbia on November 5,
         2001.



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